Exhibit 99.01

SHARE REPURCHASE AGREEMENT

     This Agreement is made February 25, 2005 (the “Effective Date”) by and between Intuit Inc., a Delaware corporation (“Intuit”), and Stephen M. Bennett (“Bennett”).

     WHEREAS, Intuit desires to repurchase shares of Intuit common stock issued to Bennett (the “Shares”), which shares were originally issued to Bennett pursuant to Restricted Stock Purchase Agreements entered into by Intuit and Bennett as of January 24, 2000 and amended as of January 17, 2001 (the “Stock Purchase Agreements”), the proceeds of which shall be used by Bennett to satisfy the federal, state and Medicare tax obligations resulting from the vesting of 37,500 shares pursuant to the Stock Purchase Agreements, and

     WHEREAS, Bennett desires that Intuit repurchase the Shares to enable Bennett to satisfy the tax obligations,

     NOW, THEREFORE, the parties agree as follows:

     1. Intuit agrees to repurchase 15,945 Shares from Bennett (the “Repurchased Shares”), at a price per share equal to the closing price on the Nasdaq Stock Market of a share of Intuit Common Stock on the Effective Date (the “Repurchase Share Price”). The product of (i) the Repurchased Shares and (ii) the Repurchase Share Price shall equal the aggregate “Purchase Price”.

     2. Bennett agrees to deliver to Intuit on the Effective Date a stock certificate(s) representing a number of Shares equal to or in excess of the number of Repurchased Shares, along with instructions regarding the issuance and delivery of a certificate (if any) representing Shares in excess of the Repurchased Shares.

     3. Intuit agrees to transmit the Purchase Price to the tax authorities as set forth in Paragraph 4 below.

     4. Bennett hereby instructs Intuit (i) to transmit $510,022.20 to the U.S. Treasury as Federal income tax withholding and $21,127.95 to the U.S. Treasury as required Medicare tax withholding, and (ii) to transmit $135,510.30 to the State of California as California State income tax withholding.

     IN WITNESS THEREOF, Intuit (by its duly authorized representative) and Bennett have executed this Agreement as of the Effective Date.

INTUIT INC.	STEPHEN M. BENNETT

By: /s/ Robert B. Henske	By: /s/ Stephen M. Bennett

Robert B. Henske	Stephen M. Bennett
Chief Financial Officer